UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2021

Histogen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36003	20-3183915
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10655 Sorrento Valley Road, Suite 200, San Diego CA		92121
(Address of principal executive offices)		(Zip Code)

(858) 526-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	HSTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 10, 2021, Yizhuo (“Hayden”) Zhang resigned as a Director of Histogen Inc. (the “Company”), effective immediately. Mr. Zhang’s resignation from the Board of Directors (the “Board”) was not a result of a disagreement on any matter relating to the Company’s operations, policies or practices.  Mr. Zhang also resigned as a member of the Nominating and Governance Committee of the Board.

(d) On March 10, 2021, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Susan R. Windham-Bannister, Ph.D. to serve as a director of the Company, effective immediately. Dr. Windham-Bannister will serve as a Class II director and will stand for re-election to the Board at the Company’s 2021 Annual Meeting of Stockholders.

With Mr. Zhang’s resignation from the Board, the size of the Board remains at eight members with the appointment of Dr. Windham-Bannister to the Board, five of which are independent, non-employee directors.  There are no arrangements or understandings between Dr. Windham-Bannister and any other person pursuant to which she was elected as a director of the Company, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) between Dr. Windham-Bannister and the Company. Dr. Windham-Bannister has not yet been appointed to any committee of the Board.

Dr. Windham-Bannister, age 69, currently serves as President and CEO of Biomedical Growth Strategies., LLC a strategic advisory firm serving the healthcare industry which she founded with Dr. Harvey Lodish, co-founder of Genzyme. From 2008-2015, Dr. Windham-Bannister served as founding President and Chief Executive Officer of the Massachusetts Life Sciences Initiative, the brainchild of former Massachusetts Governor Deval Patrick where she led this $1billion healthcare dedicated investment fund. Dr. Windham-Bannister currently serves on the Board of Aridis Pharmaceuticals, a biopharmaceutical company, where she chairs the Compensation Committee.  She is currently the Chair of the National Board of Directors of the Association for Women in Science (AWIS) and also serves on the Boards of St. Jude's Children's Hospital. She received a Doctorate in Health Policy and Management from the Florence Heller School at Brandeis University, and a Doctor of Science from Worcester Polytechnic Institute (honoris causa). Dr. Windham-Bannister was a Post-Doctoral Fellow at Harvard University's John F. Kennedy School and a Fellow in the Center for Science and Policy (CSAP) at Cambridge University, Cambridge, England. She completed her doctoral work at the Heller School under a fellowship from the Ford Foundation. We believe that Dr. Windham-Bannister possesses specific attributes that qualify her to serve as a member of the Company’s Board, including her past experiences as Chair of the National Governing Board of the Association for Women in STEM, President and CEO of the Massachusetts Life Sciences Center (MLSC), Fellow in the Center for Science and Policy (CSAP) at Cambridge University, Cambridge, England, and having been recognized by the Boston Globe as one of the "10 Most Influential Women in Biotech".

Pursuant to the Company’s current non-employee director compensation package and under the Company’s 2020 Incentive Award Plan, Dr. Windham-Bannister was awarded an initial option to purchase 30,000 shares of common stock of the Company (the “Initial Option Grant”) upon her appointment to the Board with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.  The Initial Option Grant shall vest and therefore become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to Dr. Windham-Bannister’s continued service on the Board on those dates.  Dr. Windham-Bannister will also receive an annual cash retainer of $40,000 for her Board service, pro-rated for her initial year of serve. Dr. Windham-Bannister has entered into an indemnification agreement with the Company in substantially the form filed as an exhibit to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020.

On March 10, 2021, the Company issued a press release announcing the election of Dr. Windham-Bannister to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibits
99.1	Press Release, dated March 10, 2021

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Histogen Inc.

Date: March 10, 2021	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: President and Chief Executive Officer

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